Exhibit 10.38

March 6, 2017

Mr. Peter M. Kern
Tribune Media Company
435 North Michigan Avenue
Chicago, IL 60611-4066

Services as Interim Chief Executive Officer

Dear Peter:

We are pleased you have agreed to assume the position of Interim Chief Executive Officer of Tribune Media Company (the “Company”). You will begin providing additional services to the Company in anticipation of assuming this position on February 1, 2017 (the “Commencement Date”) and will assume the duties of the Chief Executive Officer upon the effective date of Peter Liguori’s resignation on March 1, 2017.  Your duties in this position (the "Assignment") will continue until the date a permanent Chief Executive Officer appointed by the Board of Directors (the “Board”) assumes such position or, upon thirty days’ notice, any other date determined by the Board.

From and after the Commencement Date, the Company will pay you a monthly amount of $200,000.  Such amount (or a pro-rated portion thereof, with respect to any partial month of service during the Assignment) shall be payable to you within five business days following the last day of each calendar month in which you provide services during the Assignment.  During the Assignment, you will not be entitled to any additional cash compensation for your services as a member of the Board, but you will be eligible for equity-based compensation on the same terms and conditions generally applicable to non-employee members of the Board. You will be reimbursed for all reasonable and necessary business expenses incurred in connection with your performance of duties during the Assignment, in accordance with Company policy.

You will also be eligible for a bonus for your services during the Assignment in an amount to be determined at the discretion of the Board.  In determining the amount of any such bonus, the Board shall take into account such factors as it shall deem relevant or appropriate, including the performance of the Company, your performance and the length of the Assignment.

The Company acknowledges that, in addition to your duties as a member of the Board and your duties pursuant to the Assignment, you serve as Chairman of the Board of Hemisphere Media Group and Managing Partner of InterMedia Partners, L.P. You also serve as a member of the Boards of Expedia, Inc. and Trivago N.V. The Company agrees and acknowledges that, so long as such services do not materially interfere with the performance of your duties and obligations to the Company, including your duties as set forth in this Agreement, you shall be permitted to continue to provide such services during the term of the Assignment.
During the Assignment, you shall be an officer and employee of the Company. As an officer of the Company you will be subject to each and all of the Company’s policies applicable to its senior officers, including the Code of Ethics for CEO and Senior Financial Officers, and you shall be entitled to indemnification for all claims to the fullest extent permitted by law and the Company’s by-laws or other organizational documents or policies.
If you agree that this letter correctly sets forth our understanding regarding the Assignment and the compensation payable for your services during the Assignment, please indicate such agreement by signing both copies of this letter where indicated below, returning one to the undersigned, and keeping the other copy for your records.

Sincerely,

TRIBUNE MEDIA COMPANY
By: /s/ Edward Lazarus
Name: Edward Lazarus
Title: EVP - General Counsel

Agreed and Accepted:
/s/ Peter Kern
Peter M. Kern
Dated: March 6, 2017